       EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of April 30, 2020, is made and entered by and between PASSUR Aerospace, Inc., a New York corporation (the “Company”), and John Thomas (“Executive”).

WHEREAS, (i) Executive has served as a director of the Company since November 26, 2018, (ii) Executive served as Vice Chairman of the Board of Directors of the Company (the “Board”) from December 3, 2018 to August 12, 2019, and (iii) Executive has served as Executive Vice Chairman of the Board since August 12, 2019;

WHEREAS, in connection with his service with the Company, (i) on November 26, 2018, Executive was granted non-qualified stock options to purchase 80,000 shares of common stock of the Company (the “2018 Options”) under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”), 16,000 of which options became vested on November 26, 2019 and were exercised by Executive in December 2019, and (ii) on August 12, 2019, Executive was granted non-qualified stock options to purchase 300,000 shares of common stock of the Company (the “2019 Options” and, together with the 2018 Options, collectively, the “Options”) under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”);

WHEREAS, Executive has informed the Company that he wishes to resign from his position as Executive Vice Chairman of the Board and a director of the Company, and the Company has accepted Executive’s resignation, effective as of the Termination Date (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.Resignation; Withdrawal of Nomination.

(a)Resignation.  Subject to the terms and conditions of this Agreement, Executive’s resignation from his position as Executive Vice Chairman of the Board and a director of the Company, and from any and all other offices, positions, directorships, duties and responsibilities with the Company, of any kind, nature or description whatsoever, shall be effective as of April 30, 2020 (the “Termination Date”).

(b)Withdrawal of Nomination.  In connection with Executive’s resignation from the Company, the Company will withdraw Executive’s nomination for re-election to the Board at the Company’s 2020 annual meeting of stockholders.

2.Payments.  In connection with Executive’s resignation from the Company, in full and final satisfaction of any and all amounts due or that could be due Executive for his service with the Company, including, without limitation, as a director of the Company, Vice Chairman of the Board or Executive Vice Chairman of the Board, or in any other office, position, role or capacity, at any time, the Company shall pay Executive, upon the terms and subject to the conditions set forth herein, $122,370.42, in cash, which amount represents: (a) the accrued and unpaid portion of Executive’s annual fee plus expenses in connection with his service as Executive Vice Chairman of the Board through the Termination Date; (b) all unpaid fees for Board and committee meetings attended by Executive in person prior to the Termination Date; and (c) all unreimbursed reasonable and documented expenses incurred by Executive in connection with his service as Executive Vice Chairman of the Board and a director of the Company prior to the Termination Date.  The Company shall make the payment specified in this Section 2 on the date on which Executive delivers to the Company the Release (as defined below) duly executed in accordance with Section 5.  It is understood and agreed that all payments under this Agreement shall be subject to all required deductions and withholdings.

3.Treatment of Options.  Notwithstanding anything to the contrary in the 2009 Plan or the 2019 Plan, as applicable, or in any applicable award agreement, all of the 2018 Options and the 2019 Options that remain unvested as of the Termination Date shall be automatically cancelled and forfeited, effective as of the Termination Date, without payment of any consideration therefor.  The provisions of this Section 3 shall supersede any provisions to the contrary in the 2009 Plan or the 2019 Plan, as applicable, or in any applicable award agreement and shall exclusively govern the treatment of the Options.

 4.Waiver of Other Compensation.  Executive hereby acknowledges and agrees that, except for the payment expressly provided for in Section 2, Executive shall not be entitled to receive any other compensation, fees or other payments or benefits from the Company or any of the Company Releasees (as defined below), of any kind or nature whatsoever, whether under applicable law or pursuant to any agreement, arrangement or understanding between the Company and Executive, or any employee benefit plan maintained by the Company, whether prior to, on or after the Termination Date, including, without limitation, with respect to salary, severance, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, tax reimbursement, paid or unpaid leave, vesting of equity awards, performance award or any other allowance, fee, payment, grant, award or benefit of any nature or description; provided, however, that nothing herein shall affect Executive’s rights to indemnification, advancement of expenses, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Company’s bylaws or applicable law.

5.Release.  As a condition precedent to Executive’s receipt of the payment specified in Section 2, Executive (a) shall execute and deliver to the Company, within five (5) days after the date hereof, a release in the form attached hereto as Exhibit A (the “Release”), releasing any and all claims Executive may have against the Company and/or any of the Company Releasees through and including the Termination Date, and (b) shall not revoke the Release within the time period specified therein.  Executive hereby acknowledges and agrees that if Executive fails to execute and deliver to the Company the Release within the five-day period specified in this Section 5 or revokes the Release within the time period specified therein, Executive shall have no right to receive the payment specified in Section 2 and this Agreement shall terminate and have no force and effect.

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6.General Release; Covenant Not to Sue.

(a)General Release.  In further consideration of the covenants undertaken herein by the Company, including the payments described in this Agreement, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of its or their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief (collectively, “Claims”), of whatever kind or nature, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, and including all amendments thereto.  Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by Executive of (i) any claim or right that may arise after the Termination Date, (ii) any claim or right Executive may have under this Agreement or (iii) any claim or right that Executive may have to indemnification, advancement, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Company’s bylaws or applicable law.

(b)Representations; Covenant Not to Sue.  Executive hereby represents and affirms that (i) neither Executive nor any person, organization or entity acting on his behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company or any of the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of Executive’s knowledge and belief, there is no outstanding claim or demand for relief against the Company or any of the Company Releasees by Executive or any person, organization, or entity acting on the Executive’s behalf, and (iii) that neither Executive nor any person, organization or entity acting on his behalf will in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any of the Company Releasees for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.

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(c)No Admission of Liability.  Neither this Agreement nor anything contained herein shall constitute or be used or construed as an admission or evidence of any liability or wrongdoing whatsoever by or attributable to the Company or any of the Company Releasees.  The Company and the Company Releasees deny any liability whatsoever to Executive and/or that the Company and the Company Releasees have violated any agreement with Executive or any duty or obligation owed Executive, derived from any source whatsoever, whether statutory, regulatory, contractual or otherwise.  Neither this Agreement nor anything contained herein shall be introduced in any proceeding in any forum of any nature or description, except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein, or as required by court order, subpoena or other legal process.

7.Return of Company Property.  Prior to or on the date hereof, or at any other time as may be requested by the Company, Executive shall (a) deliver to the Company all keys, credit cards, if any, ID cards, and any laptops, phones or other electronic devices issued or provided by the Company, and (b) return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, hard-drives, flash-drives, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company.

8.Cooperation.  From and after the Termination Date and until October 31, 2020, Executive will be available, at reasonable times, to respond to inquiries from and provide information to the Company with respect to matters in which Executive was personally involved during his service with the Company.

9.Non-Disparagement. Executive agrees that he will not in any way disparage the name or reputation of the Company or any of the Company Releasees, including, without limitation, by making, whether publicly or privately, (a) any derogatory or negative remarks about the Company or any of the Company Releasees, (b) any remarks about any disputes Executive has had with the Company or the Company Releasees or (c) any statements, comments or remarks that would reasonably be expected to result in any adverse changes to or the termination of the Company’s negotiations with any business partners or other counterparties, in each case, except as and to the extent may be required by applicable law or judicial or administrative order or legal process (“Required Disclosure”), provided that Executive shall provide to the Company prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances (unless prohibited by law), so that the Company may intervene, appear or otherwise object to such Required Disclosure, including by requesting a confidential hearing or confidential treatment, at the Company’s sole expense.  Executive hereby acknowledges and agrees that in the event of a breach by Executive of the provisions of this Section 9, the Company shall be entitled to recover monetary damages and pursue all other legal and equitable remedies (including, without limitation, specific performance and injunctive relief) available to the Company under applicable law.

10.Section 409A.  The parties hereby agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and that the parties

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shall not, and shall cause their affiliates, successors and assigns not to, take any position inconsistent with such agreement for any reporting purposes, whether internal or external.  This Agreement will be construed and administered to preserve the exemption from Section 409A, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) in respect of the payments and benefits provided for under this Agreement.  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Executive’s termination of service will not be paid or provided to Executive until Executive has undergone a “separation from service” (as defined in Section 409A), which the parties agree shall occur on the Termination Date. If Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service, except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment on the date that is six (6) months after Executive’s separation from service or, if earlier, within five (5) days following the date of Executive’s death. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

11.Miscellaneous Provisions.

(a)Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York, without regard to principles of conflict of laws.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts of New York for the resolution of any disputes regarding the terms and subject matter of this Agreement.

(b)Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c)Entire Agreement.  Except as otherwise specifically provided in this Agreement, this Agreement constitutes and contains the entire agreement and understanding between Executive and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.

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(d)Severability.  If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions of this Agreement and, to this end, the provisions of this Agreement are declared to be severable; provided, however, that if, pursuant to any action brought by Executive, the release set forth in Section 6(a) or any part thereof is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Section 6(a) (had Section 6(a) or part thereof not been declared or adjudged invalid or unenforceable) is brought by Executive against the Company, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be repaid by Executive to the Company.

(e)Amendments.  This Agreement cannot be amended or modified except in writing signed by each of the parties hereto.

(f)Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement or any provision thereof, the same shall not be construed against any party on the basis that such party was the drafter.

(g)Acknowledgments.  Executive hereby acknowledges as follows:

(i)he has been advised to consult with an attorney before signing this Agreement;

(ii)he has obtained independent legal advice from an attorney of his choice with respect to this Agreement;

(iii)he freely, voluntarily and knowingly entered into this Agreement after due consideration; and

(iv)in exchange for his waivers, releases and commitments set forth herein, the payments and other consideration that Executive is entitled to receive pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(h)Assignment; Successors and Assigns.  Executive hereby agrees that he may not, directly or indirectly sell or otherwise assign any of his rights, benefits or obligations under this Agreement and that any attempt to do so shall be null and void.  Executive further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.  This Agreement and the Release shall inure to the benefit of and shall be binding upon the Company and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets.

(i)Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic,

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facsimiled and .PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(j)Section Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date first above written.

Executive:

/s/ John Thomas
John Thomas

Company:
PASSUR AEROSPACE, INC.

By:	/s/ Louis Petrucelly
Name: Louis Petrucelly
Title: SVP and Chief Financial Officer

[Signature Page to Separation and General Release Agreement]

EXHIBIT A

RELEASE

Reference is made to that certain Separation and General Release Agreement, dated as of April 30, 2020 (the “Agreement”), by and between PASSUR Aerospace, Inc., a New York corporation (the “Company”), and John Thomas (“Executive”).  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments described in the Agreement, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of its or their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, and including all amendments thereto.  Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of (i) any claim or right that may arise after the Termination Date, (ii) any claim or right Executive may have under the Agreement or (iii) any claim or right that Executive may have to indemnification, advancement, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Company’s bylaws or applicable law.

Executive acknowledges that he has a right by written notice to the Company to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 5 thereof.

Dated:	May 1, 2020	/s/ John Thomas
John Thomas